Exhibit 99.1

CYS Investments, Inc. Announces First Quarter 2017 Financial Results

For Immediate Release
NEW YORK, NY – April 19, 2017 – CYS Investments, Inc. (NYSE: CYS) ("CYS", "we", "our", or the "Company") today announced financial results for the quarter ended March 31, 2017 (the "First Quarter").

First Quarter 2017 Summary Results

•	March 31, 2017 book value per common share of $8.26, after declaring a $0.25 dividend per common share, down from $8.33 at December 31, 2016.

•	GAAP net income (loss) available to common stockholders of $28.8 million, or $0.19 per diluted common share.

•	Core Earnings plus Drop Income of $41.8 million ($32.4 million Core Earnings and $9.4 million Drop Income), or $0.28 per diluted common share ($0.21 Core Earnings and $0.07 Drop Income).

•	Interest rate spread, net of hedge, including Drop Income, of 1.57%.

•	Operating expense ratio of 1.61%, or 1.46%, excluding non-recurring charges.

•	Weighted-average amortized cost of Agency RMBS and U.S. Treasuries (collectively, "Debt Securities") of $103.26.

•	Leverage ratio of 7.15:1 at March 31, 2017.

•	Constant Prepayment Rate ("CPR") of 8.1%.

•	Total stockholder return on common equity of 2.16%.

Market Commentary

Following the fourth quarter of 2016’s (the "Prior Quarter") sell-off in rates, the First Quarter of 2017 (the "First Quarter") was relatively quiet as the markets continued to price in optimism for accelerating economic growth in the U.S. under the new administration’s (the "New Administration") proposed policies. This was expressed most plainly in the strong U.S. equity markets while the U.S. bond markets traded in a relatively narrow range, having already repriced in the Prior Quarter. The U.S. 10 year Treasury traded in a 30 basis point (“bps”) range over the quarter. Equity returns (at current leverage levels) on our target assets remain in the low teens.

Although details have yet to be made clear, markets initially anticipate that the New Administration’s fiscal policy measures will likely pull forward economic growth, and increase the federal budget deficit. However, these growth expectations became more tempered after President Trump took office and it became clear that the proposed new policies would be challenging to enact. Nevertheless, based on ongoing statements and comments, the Federal Open Market Committee (the "FOMC") seems compelled to continue with its interest rate normalization program and raised the federal funds rate (the "Fed Funds Rate") 25 basis points ("bps") in March 2017. As this move was largely anticipated, longer-term interest rates changed only slightly. Additionally, in late March of 2017, several Federal Reserve (the "Fed") officials signaled that they would likely consider reducing or eliminating the Fed’s asset reinvestment activities late in 2017, allowing the Fed’s balance sheet to begin to wind down in 2018.

During the First Quarter, the 5-year U.S. Treasury yield fell less than 1 bp, ending the quarter at 1.92%. Similarly, the yield on the 10-year U.S. Treasury fell 5 bps, ending the quarter at 2.39%. For the same period, the price of Agency RMBS increased marginally. For example, the price of 30-year FNMA 3.5% Agency RMBS increased from $102.33 on December 31, 2016 to $102.36 on March 31, 2017, while the price of 15-year FNMA 3.0% Agency RMBS increased from $102.48 on December 31, 2016 to $102.55 on March 31, 2017.

On the financing side of our business, during the First Quarter we continued to benefit from money market reforms put in place during the prior year, which served to increase cash in a financial system seeking government securities as collateral for short-term investments. Concurrently, a notable reduction in Treasury bill issuance in response to the U.S. debt ceiling dynamics created a relative shortage of short-dated U.S. Treasuries for these funds seeking U.S. Treasuries. This benefited the financing side of our business by supporting Agency RMBS repo funding costs, and reducing our net hedging costs relative to where we believe costs would have been absent the increased liquidity in the short term borrowing markets.

In addition to the March 2017 25 bps hike in the Fed Funds Rate, the FOMC and the financial markets are anticipating two to three additional rate hikes in 2017. The financial markets and the FOMC will continue to closely watch the New

Administration’s fiscal policy plans to better gauge inflation and interest rate expectations. The current outlook is characterized by a considerable amount of uncertainty. Despite this outlook, financial markets exhibited low levels of volatility during the First Quarter.

First Quarter 2017 Results
The Company’s book value per common share on March 31, 2017 was $8.26, compared to $8.33 at December 31, 2016, after declaring a $0.25 dividend per common share on March 9, 2017.
The Company generated net income available to common stockholders of $28.8 million in the First Quarter, or $0.19 per diluted common share, compared to a net loss of $(185.4) million, or $(1.23) per diluted common share, in the Prior Quarter, the key components of which are explained below.
In the First Quarter, the Company generated Core Earnings (defined below) plus Drop Income (defined below) of $41.8 million, or $0.28 per diluted common share, comprised of Core Earnings of $32.4 million, or $0.21 per diluted common share, and Drop Income of $9.4 million, or $0.07 per diluted common share. This compares to Core Earnings plus Drop Income of $36.2 million, or $0.24 per diluted common share during the Prior Quarter, comprised of Core Earnings of $28.1 million, or $0.19 per diluted common share, and Drop Income of $8.1 million, or $0.05 per diluted common share. Core Earnings increased in the First Quarter from the Prior Quarter primarily as a result of a $4.7 million increase in total interest income and a $1.8 million decrease in swap and cap interest expense. The increase in total interest income largely resulted from a decrease in prepayment speeds, coupled with a decrease in the weighted-average amortized cost basis of our Debt Securities. The decrease in prepayment speeds and weighted-average cost of our Debt Securities portfolio during the First Quarter resulted in a $9.0 million decrease in net premium amortization expense compared to the Prior Quarter. The decrease in swap and cap interest expense results from an increase in the 3-month London Interbank Offered Rate ("LIBOR") during the First Quarter, the index for the receive-leg of our swaps.
The increase in Core Earnings in the First Quarter was offset by (i) a $1.1 million increase in interest expense on borrowings due to an increase in the average cost of funds and average borrowings under repurchase agreements ("repo borrowings") and (ii) a $1.0 million increase in operating expenses which is further described below. Drop Income increased by $1.3 million in the First Quarter driven by the relative attractiveness of the TBA securities market during the First Quarter while volume of forward purchase settling transactions from which we derive Drop Income remained mostly unchanged.
In the First Quarter, total interest income increased to $73.3 million from $68.6 million in the Prior Quarter as noted above, causing the average yield on our settled Debt Securities to increase to 2.71% in the First Quarter from 2.39% in the Prior Quarter. The First Quarter weighted-average experienced CPR decreased to 8.1% from 14.2% in the Prior Quarter and amortization expense decreased $9.0 million to $14.5 million from $23.5 million in the Prior Quarter for the reasons described above.
The Company's net interest income of $52.1 million in the First Quarter, up approximately $3.7 million from $48.4 million in the Prior Quarter, is largely due to the increase in total interest income described above. The increase in total interest income was partially offset by a $1.1 million increase in interest expense on our repo borrowings as a direct result of an increase in the average cost of funds to 0.92% in the First Quarter, as compared to 0.81% in the Prior Quarter.
Our Economic Net Interest Income, a non-GAAP measure, is generated primarily from the net spread, or difference, between the interest income we earn on our investment portfolio and the cost of our borrowings and hedging activities. The amount of Economic Net Interest Income we earn on our investments depends in part on our ability to control our financing costs, which comprise a significant portion of our operating expenses. Economic Interest Expense consists of interest expense, as computed in accordance with GAAP, plus swap and cap interest expense used to hedge our cost of funds, a component of net gain (loss) on derivative instruments in the Company's Consolidated Statements of Operations. We also present the non-GAAP measures, Economic Interest Expense, and Economic Net Interest Income to provide an economic measure of our interest income net of borrowing and hedge expense, which management uses to evaluate the Company's investments portfolio. By providing users of our financial information with such measures in addition to the related GAAP measures, we believe it gives users additional transparency into the information used by our management in its financial and operational decision-making, and that it is meaningful information to consider in addition to the related GAAP measures as it reflects the economic costs of financing our investment portfolio. The following table presents a reconciliation of GAAP net interest income and total interest expense to Economic Net Interest Income and Economic Net Interest Expense, respectively, for each respective period.

(dollars in thousands)	Three Months Ended
	March 31, 2017	December 31, 2016
Net interest income	$52,092	$48,400
Swap and cap interest expense	8,327	10,128
Economic Net Interest Income	$43,765	$38,272

Total interest expense	$21,221	$20,168
Swap and cap interest expense	8,327	10,128
Economic Interest Expense	$29,548	$30,296
The Company's Economic Net Interest Income, which takes into account swap and cap interest expense, as well as interest expense on repo borrowings was $43.8 million in the First Quarter, an increase of approximately $5.5 million from $38.3 million in the Prior Quarter. The increase in the Economic Net Interest Income was primarily due to higher net interest income and a decrease in swap and cap interest expense as further explained above. The increase in 3-month LIBOR during the First Quarter resulted in a $1.8 million decrease in swap and cap interest expense to $8.3 million in the First Quarter, from $10.1 million in the Prior Quarter. The weighted-average receive rate on our interest rate swaps was 1.04% at March 31, 2017, compared to 0.89% at December 31, 2016.
In the First Quarter, Economic Interest Expense, comprised of interest expense on repo borrowings, was $29.5 million, compared to $30.3 million in the Prior Quarter. Interest expense on repo borrowings increased to $21.2 million in the First Quarter from $20.2 million in the Prior Quarter due to an 11 bp increase in the average cost of funds, while swap and cap interest expense decreased by $1.8 million during the First Quarter as previously noted. Overall, the adjusted average cost of funds and hedge increased to 1.08% during the First Quarter, compared to 1.04% during the Prior Quarter. The Company’s interest rate spread net of hedge including Drop Income increased to 1.57% in the First Quarter, from 1.28% in the Prior Quarter as a result of the increase in total interest income and decrease in swap and cap interest expense during the First Quarter.
The Company recognized an aggregate net realized and unrealized loss from investments of $(2.6) million in the First Quarter, compared to a net realized and unrealized loss from investments of $(323.4) million in the Prior Quarter. The change between the First Quarter and Prior Quarter is largely due to the change in U.S. Treasury yields and the corresponding decrease in the prices of our Agency RMBS during the Prior Quarter, as compared to the First Quarter. To illustrate, during the First Quarter, the 10-year U.S. Treasury yield decreased by 5 bps, ending the quarter at 2.39% as compared to an 85 bp increase during the Prior Quarter, or 2.44% as of December 31, 2016. During the First Quarter, the price of a 15-year 3.0% Agency RMBS increased $0.07 to $102.55, and during the Prior Quarter, it decreased $2.50 to $102.48. Furthermore, during the First Quarter, the price of a 30-year 3.5% Agency RMBS increased $0.03 to $102.36, and during the Prior Quarter, the price decreased $3.22 to $102.33.
The Company recognized a net realized and unrealized gain (loss) on derivative instruments of $(1.0) million in the First Quarter, comprised of $7.2 million of net realized and unrealized gain on swap and cap contracts, and $(8.2) million of net realized and unrealized loss on TBA dollar roll transactions whereby the Company is not contractually obligated to accept delivery on the settlement date (the "TBA Derivatives"), compared to a net realized and unrealized gain on derivative instruments of $110.0 million in the Prior Quarter, comprised of $157.0 million net realized and unrealized gain on swap and cap contracts, and a $(47.1) million net realized and unrealized loss on TBA Derivatives. The change in realized and unrealized gains (losses) on derivative instruments is primarily due to changes in swap rates. To illustrate, during the First Quarter 5-year and 7-year swap rates increased by 7 bps and 6 bps, whereas they increased by 80 bps and 86 bps during the Prior Quarter, respectively. The change in net realized and unrealized loss on TBA's is primarily attributable to the change in U.S. Treasury yields noted above.
The Company’s operating expense ratio as a percentage of average stockholders' equity ("Operating Expense Ratio") was 1.61% in the First Quarter, compared to 1.26% in the Prior Quarter. During the Prior Quarter, we recognized a $1.6 million reduction in incentive compensation. The First Quarter includes $0.6 million of non-recurring accelerated restricted stock and other compensation expense related to the retirement of our prior Chief Financial Officer and Treasurer. The Prior Quarter includes a $1.7 million non-recurring prior period tax charge. Excluding non-recurring charges, the Operating Expense Ratio during the First Quarter and Prior Quarter was 1.46% and 0.85%, respectively.

Set forth below are summary financial data for the First Quarter and Prior Quarter:
Summary Financial Data

(dollars in thousands except per share data)	Three Months Ended
Key Balance Sheet Metrics	March 31, 2017	December 31, 2016
Average settled Debt Securities (1)	$10,819,433	$11,484,017
Average total Debt Securities (2)	$12,485,920	$13,207,856
Average repurchase agreements (3)	$9,264,522	$9,905,199
Average Debt Securities liabilities (4)	$10,931,009	$11,629,038
Average stockholders' equity (5)	$1,539,245	$1,646,903
Average common shares outstanding (6)	151,572	151,434
Leverage ratio (at period end) (7)	7.15:1	7.06:1
Hedge Ratio (8)	99%	92%
Book value per common share (at period end) (9)	$8.26	$8.33
Weighted-average amortized cost of Agency RMBS and U.S. Treasuries (10)	$103.26	$103.78

Key Performance Metrics*
Average yield on settled Debt Securities (11)	2.71%	2.39%
Average yield on total Debt Securities including Drop Income (12)	2.65%	2.32%
Average cost of funds (13)	0.92%	0.81%
Average cost of funds and hedge (14)	1.28%	1.22%
Adjusted average cost of funds and hedge (15)	1.08%	1.04%
Interest rate spread net of hedge (16)	1.43%	1.17%
Interest rate spread net of hedge including Drop Income (17)	1.57%	1.28%
Operating expense ratio (18)	1.61%	1.26%
Total stockholder return on common equity (19)	2.16%	(12.36)%
Constant prepayment rate (weighted-average experienced 1-month) (20)	8.1%	14.2%

(1)	The average settled Debt Securities is calculated by averaging the month-end cost basis of settled Debt Securities during the period.

(2)	The average total Debt Securities is calculated by averaging the month-end cost basis of total Debt Securities and all TBA contracts during the period.

(3)	The average repurchase agreements are calculated by averaging the month-end repurchase agreements balances during the period.

(4)
The average Debt Securities liabilities are calculated by adding the average month-end repurchase agreements balances plus average unsettled Debt Securities (inclusive of TBA Derivatives) during the period.

(5)	The average stockholders' equity is calculated by averaging the month-end stockholders' equity during the period.

(6)	The average common shares outstanding are calculated by averaging the daily common shares outstanding during the period.

(7)
The leverage ratio is calculated by dividing (i) the Company's repurchase agreements balances plus payable for securities purchased minus receivable for securities sold plus net TBA Derivative positions by (ii) stockholders' equity.

(8)	The Hedge ratio for the period is calculated by dividing Interest Rate Swaps and Interest Rate Caps notional amount by total repurchase agreements.

(9)	Book value per common share is calculated by dividing total stockholders' equity less the liquidation value of preferred stock at period end by common shares outstanding at period end.

(10)	The weighted-average amortized cost of Agency RMBS and U.S. Treasuries is calculated using a weighted-average cost by security divided by the current face at period end.

(11)	The average yield on settled Debt Securities for the period is calculated by dividing total interest income by average settled Debt Securities.

(12)
The average yield on total Debt Securities including Drop Income for the period is calculated by dividing total interest income plus Drop Income by average total Debt Securities. Drop Income was $9.4 million and $8.1 million for the First Quarter and Prior Quarter, respectively. Drop Income is a component of our net realized and unrealized gain (loss) on investments and derivative instruments in the consolidated statements of operations.

(13)	The average cost of funds for the period is calculated by dividing repurchase agreement interest expense by average repurchase agreements for the period.

(14)	The average cost of funds and hedge for the period is calculated by dividing repurchase agreement and swap and cap interest expense by average repurchase agreements.

(15)	The adjusted average cost of funds and hedge for the period is calculated by dividing repurchase agreement and swap and cap interest expense by average Debt Securities liabilities.

(16)	The interest rate spread net of hedge for the period is calculated by subtracting average cost of funds and hedge from average yield on settled Debt Securities.

(17)
The interest rate spread net of hedge including Drop Income for the period is calculated by subtracting adjusted average cost of funds and hedge from average yield on total Debt Securities including Drop Income.

(18)	The operating expense ratio for the period is calculated by dividing operating expenses by average stockholders' equity.

(19)	The total stockholder return on common equity is calculated as the change in book value plus dividend distributions on common stock divided by book value at the end of the prior period.

(20)	CPR represents the weighted-average 1-month CPR of the Company's Agency RMBS during the period.

*	All percentages are annualized except total stockholder return on common equity.
Portfolio
The Company's Debt Securities portfolio, including net TBA Derivatives, at fair value, increased to approximately $12.5 billion at March 31, 2017, from $12.3 billion at December 31, 2016. During the First Quarter we continued to sell lower yielding, and purchased higher yielding, Agency RMBS by selectively acquiring and increasing our holding of 30-Year 4.0% Agency RMBS, which represent approximately 19% of the overall portfolio at March 31, 2017 as compared to 15% at December 31, 2016, and marginally increasing our 15-Year 3.0% Agency RMBS exposure to 24% of the total portfolio at March 31, 2017 from 23% at December 31, 2016.
The following tables detail the Company's Debt Securities portfolio, inclusive of $1.4 billion and $(0.3) billion of net TBA Derivatives at March 31, 2017 and December 31, 2016, respectively (dollars in thousands):

	March 31, 2017		December 31, 2016
	Fair Value	% of Total	Fair Value	% of Total
15-Year Fixed Rate	$4,232,639	34%	$4,443,735	36%
20-Year Fixed Rate	40,054	—%	42,348	—%
30-Year Fixed Rate	7,846,908	63%	7,418,624	60%
Hybrid ARMs	282,451	2%	385,502	3%
U.S. Treasuries	49,688	1%	49,686	1%
Total	$12,451,740	100%	$12,339,895	100%
    Key metrics related to the Company’s Debt Securities portfolio, inclusive of net TBA Derivatives, as of March 31, 2017 are summarized below:

	Face Value	Fair Value	Weighted-Average
Asset Type	(in thousands)		Cost/Face	Fair Value/Face	Yield(1)	Coupon	CPR(2)
15-Year Fixed Rate	$4,117,754	$4,232,639	$102.46	$102.79	2.31%	3.08%	9.4%
20-Year Fixed Rate	37,265	40,054	102.64	107.48	2.49%	4.50%	14.4%
30-Year Fixed Rate	7,599,092	7,846,908	103.74	103.26	3.13%	3.66%	6.6%
Hybrid ARMs (3)	273,758	282,451	102.73	103.18	2.28%	2.88%	18.1%
U.S. Treasury Securities	50,000	49,688	99.92	99.38	1.13%	0.63%	n/a
Total	$12,077,869	$12,451,740	$103.26	$103.10	2.82%	3.43%	8.2%
__________

(1) Represents a forward yield and is calculated based on the cost basis of the security at March 31, 2017.
(2) Represents CPR for those bonds held at March 31, 2017. CPR is a method of expressing the prepayment rate for a mortgage pool that assumes a constant fraction of the remaining principal is prepaid each month. Specifically, the constant prepayment rate is an annualized version of the experienced prior three-month prepayment rate. Securities with no prepayment history are excluded from this calculation.
(3) The weighted-average months to reset of our Hybrid ARM portfolio was 60.2 at March 31, 2017. Months to reset is the number of months remaining before the fixed rate on a Hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the Hybrid ARM and will reset thereafter annually.

Leverage & Liquidity
Our leverage was 7.15:1 at the end of the First Quarter, compared to 7.06:1 at the end of the Prior Quarter. As of March 31, 2017 and December 31, 2016, the Company financed its portfolio with approximately $9.0 billion and $9.7 billion, respectively, of repo borrowings and recognized a payable for securities purchased net of receivable for securities sold of approximately $0.5 billion and $1.5 billion, respectively.
At March 31, 2017 and December 31, 2016, the Company’s liquidity position, consisting of unpledged Agency RMBS, U.S. Treasuries, and cash and cash equivalents, was approximately $1.05 billion, or 68.8%, and $0.94 billion, or 61.0%, of stockholders' equity, respectively.
Financing
During the First Quarter, the Company financed its investment portfolio with average repo borrowings of $9.3 billion, with an average cost of funds of 0.92%, compared to $9.9 billion and 0.81%, respectively, during the Prior Quarter. Total interest expense increased $1.1 million to $21.2 million in the First Quarter, compared to $20.2 million in the Prior Quarter, primarily due to a lower average cost of funds and average repo borrowings during the First Quarter.
During the First Quarter, the Company did not experience a decline in the availability of repo borrowings. At March 31, 2017, repo borrowings with any individual counterparty were less than 8% of our total repo borrowings. As of March 31, 2017, we had 51 counterparties available to finance the Company's operations through repo borrowings.
Below is a summary, by region, of our outstanding borrowings at March 31, 2017 (dollars in thousands):

Counterparty Region	Number of Counterparties	Total Outstanding Borrowings	% of Total
North America	21	$5,201,272	57.7%
Europe	8	2,113,994	23.4%
Asia	5	1,700,328	18.9%
Total	34	$9,015,594	100.0%

Hedging
The Company utilizes interest rate swap and cap contracts (a "swap" or "cap", respectively) to manage interest rate risk associated with the financing of its Debt Securities portfolio.
As of March 31, 2017, the Company held swaps with an aggregate notional amount of $6.5 billion, a weighted-average fixed rate of 1.23%, a weighted-average receive rate of 1.04%, a weighted-average net pay rate of 0.19% and a weighted-average expiration of 2.8 years. The receive rate on the Company's swaps is the three-month LIBOR, which resets quarterly and stood at 1.04% at March 31, 2017, up from 0.89% at December 31, 2016. At March 31, 2017, the Company held caps with a notional amount of $2.5 billion, a weighted-average cap rate of 1.28%, and a weighted-average expiration of 2.8 years. Our weighted-average fixed pay rate on swaps was unchanged at 1.23% at March 31, 2017, while the net pay rate on swaps decreased to 0.19% at March 31, 2017 from 0.34% at December 31, 2016 due to an increase in 3-month LIBOR during the First Quarter.
As of December 31, 2016, the Company held swaps with an aggregate notional amount of $6.5 billion, a weighted-average fixed rate of 1.23%, a weighted-average receive rate of 0.89%, a weighted-average net pay rate of 0.34% and a weighted-average remaining expiration of 3.0 years. The receive rate on the Company's swaps is the three-month LIBOR, which resets quarterly and stood at 1.00% at December 31, 2016. At December 31, 2016, the Company held caps with a notional amount of $2.5 billion, a weighted-average cap rate of 1.28%, and a weighted-average remaining expiration of 3.0 years.

Key provisions of the Company's outstanding swaps and caps at March 31, 2017 are summarized below (dollars in thousands):

Interest Rate Swaps	Weighted-Average
Expiration Year	Fixed Pay Rate	Receive Rate	Net Pay (Receive) Rate	Notional Amount	Fair Value
2017	0.82%	1.08%	(0.26)%	$1,000,000	$2,324
2018	1.00%	1.05%	(0.05)%	1,500,000	5,263
2020	1.45%	1.01%	0.44%	1,750,000	26,451
2021	1.21%	1.03%	0.18%	1,700,000	50,663
2022	1.98%	1.03%	0.95%	500,000	2,946
Total	1.23%	1.04%	0.19%	$6,450,000	$87,647

Interest Rate Caps	Weighted-Average
Expiration Year	Cap Rate	Receive Rate	Cap Rate	Notional Amount	Fair Value
2019	1.34%	n/a	1.34%	$800,000	$7,156
2020	1.25%	n/a	1.25%	1,700,000	31,170
Total	1.28%	n/a	1.28%	$2,500,000	$38,326

Duration Gap

Our net duration gap decreased to 0.93 at March 31, 2017, from 1.02 at December 31, 2016.

Drop Income
"Drop Income" is a component of our net realized and unrealized gain (loss) on investments and net realized and unrealized gain (loss) on derivative instruments in the Company's Consolidated Statements of Operations, and is therefore excluded from Core Earnings. Drop Income is the difference between the spot price and the forward settlement price for the same Agency RMBS on the trade date. This difference is also the economic equivalent of the assumed net interest spread (yield less financing costs) of the Agency RMBS from trade date to settlement date. The Company derives Drop Income through utilization of forward settling transactions of Agency RMBS. The Company's Drop Income and average market value of all TBAs outstanding during the First Quarter and Prior Quarter follow (dollars in thousands):

	March 31, 2017	December 31, 2016	$ Change
Drop Income	$9,382	$8,061	$1,321
Average market value of all TBAs	$1,513,532	$1,534,878	$(21,346)
Prepayments
We received $330.5 million in principal repayments and prepayments from our Agency RMBS portfolio during the First Quarter, representing a weighted-average CPR of approximately 8.1% and net amortization expense of $14.5 million. During the Prior Quarter, we received $534.7 million in principal repayments and prepayments from our Agency RMBS portfolio, representing a weighted-average CPR of approximately 14.2% and net amortization expense of $23.5 million. The decrease in CPR in the First Quarter was principally due to lower mortgage interest rates persisting during the First Quarter, subdued mortgage financings and bond seasoning factors.

Dividend
The Company declared a common dividend of $0.25 per share for the First Quarter, unchanged from the Prior Quarter. Using the closing share price of $7.95 on March 31, 2017, the First Quarter dividend equates to an annualized dividend yield of 12.6%.

Share Repurchase Program
The Company did not repurchase any shares of its common stock in the First Quarter or Prior Quarter under its share repurchase program. As of March 31, 2017, the Company had approximately $155.5 million available under the share repurchase program to repurchase shares of its common stock.
Conference Call
The Company will host a conference call at 9:00 AM Eastern Time on Thursday, April 20, 2017, to discuss its financial results for the First Quarter. To participate in the call, please dial (888) 647-8086 at least 10 minutes prior to the start time and reference the conference passcode 5264945. International callers should dial (484) 821-5013 and reference the same passcode. The conference call will be webcast live over the Internet and can be accessed at the Company’s web site at www.cysinv.com.  To listen to the live webcast, please visit www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software.
A dial-in replay of the call will be available on Thursday, April 20, 2017, at approximately 12:00 PM Eastern Time through Thursday, May 4, 2017 at approximately 11:00 AM Eastern Time. To access this replay, please dial (855) 859-2056 and enter the conference ID number 5264945. International callers should dial (404) 537-3406 and enter the same conference ID number.  A replay of the conference call will also be archived on the Company’s website at www.cysinv.com.
Additional Information
The Company plans to make available a supplemental presentation ("Presentation") for the benefit of its stockholders on the Company's website, www.cysinv.com, prior to the conference call. The Presentation will be available on the Webcasts/Presentations tab of the Investor Relations section of the Company's website.
About CYS Investments, Inc.
CYS Investments, Inc. is a specialty finance company that primarily invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. CYS Investments, Inc. has elected to be treated as a real estate investment trust for federal income tax purposes.
Forward-Looking Statements Disclaimer
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those relating to interest rates and interest rate volatility, the prices, supply and volatility of Agency RMBS, earnings, yields, investment environment, hedges, forward settling transactions, liquidity, prepayments, and the effect of actions of the U.S. government, including the New Administration, the Fed and the FOMC on our results. Forward-looking statements typically are identified by use of the terms such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of the Company's future performance, taking into account all information currently available to the Company. The Company cannot assure you that actual results will not vary from the expectations contained in the forward-looking statements. All of the forward-looking statements are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation, market conditions and those described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which has been filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYS INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	March 31, 2017	December 31, 2016*
	(unaudited)
Assets:
Cash and cash equivalents	$584	$1,260
Investments in securities, at fair value:
Agency mortgage-backed securities (including pledged assets of $9,482,227 and $10,233,165, respectively)	11,011,163	12,599,045
U.S. Treasury securities (including pledged assets of $26,334 and $44,469, respectively)	49,688	49,686
Receivable for securities sold and principal repayments	573	409,849
Receivable for cash pledged as collateral	—	600
Interest receivable	31,401	31,825
Derivative assets, at fair value	136,552	142,556
Other investments	8,028	8,028
Other assets	2,929	2,419
Total assets	$11,240,918	$13,245,268
Liabilities and stockholders' equity:
Liabilities:
Repurchase agreements	$9,015,594	$9,691,544
Payable for securities purchased	524,482	1,881,963
Payable for cash received as collateral	101,819	91,503
Accrued interest payable	25,457	27,908
Accrued expenses and other liabilities	3,559	6,170
Dividends payable	42,337	4,410
Derivative liabilities, at fair value	—	6,051
Total liabilities	$9,713,248	$11,709,549
Stockholders' equity:
Preferred Stock, $0.01 par value, 50,000 shares authorized:
7.75% Series A Cumulative Redeemable Preferred Stock, (3,000 shares issued and outstanding, respectively, $75,000 in aggregate liquidation preference)	$72,369	$72,369
7.50% Series B Cumulative Redeemable Preferred Stock, (8,000 shares issued and outstanding, respectively, $200,000 in aggregate liquidation preference)	193,531	193,531
Common Stock, $0.01 par value, 500,000 shares authorized (151,708 and 151,435 shares issued and outstanding, respectively)	1,517	1,514
Additional paid in capital	1,945,966	1,944,908
Retained earnings (accumulated deficit)	(685,713)	(676,603)
Total stockholders' equity	$1,527,670	$1,535,719
Total liabilities and stockholders' equity	$11,240,918	$13,245,268
Book value per common share	$8.26	$8.33
__________________
*    Derived from audited consolidated financial statements.

CYS INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(dollars in thousands, except per share data)	March 31, 2017	December 31, 2016
Interest income:
Agency RMBS	$73,227	$66,996
Other	86	1,572
Total interest income	73,313	68,568
Interest expense:
Repurchase agreements	21,221	20,168
Total interest expense	21,221	20,168
Net interest income	52,092	48,400
Other income (loss):
Net realized gain (loss) on investments	(66,044)	(36,253)
Net unrealized gain (loss) on investments	63,478	(287,161)
Other income	47	203
Net realized and unrealized gain (loss) on investments and other income	(2,519)	(323,211)
Swap and cap interest expense	(8,327)	(10,128)
Net realized and unrealized gain (loss) on derivative instruments	(1,012)	109,951
Net gain (loss) on derivative instruments	(9,339)	99,823
Total other income (loss)	(11,858)	(223,388)
Expenses:
Compensation and benefits	3,776	1,885
General, administrative and other	2,438	3,287
Total expenses	6,214	5,172
Net income (loss)	$34,020	$(180,160)
Dividends on preferred stock	(5,203)	(5,203)
Net income (loss) available to common stockholders	$28,817	$(185,363)
Net income (loss) per common share basic & diluted	$0.19	$(1.23)
Core Earnings
"Core Earnings" represents a non-GAAP financial measure and is defined as net income (loss) available to common stockholders excluding net realized and unrealized gain (loss) on investments and derivative instruments. Management uses Core Earnings to evaluate the effective yield of the portfolio after operating expenses. The Company believes that providing users of the Company's financial information with such measures, in addition to the related GAAP measures, gives investors greater transparency and insight into the information used by the Company's management in its financial and operational decision-making.

The primary limitation associated with Core Earnings as a measure of the Company's financial performance over any period is that it excludes the effects of net realized and unrealized gain (loss) on investments and derivative instruments. In addition, the Company's presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, which may use different calculations. As a result, Core Earnings should not be considered a substitute for the Company's GAAP net income (loss), a measure of our financial performance or any measure of our liquidity under GAAP.
The following table reconciles Net income to Core Earnings, a non-GAAP measure, and summarizes Core Earning plus Drop Income for the periods presented.

	Three Months Ended
(dollars in thousands, except per share data)	March 31, 2017	December 31, 2016
Net income (loss) available to common stockholders	$28,817	$(185,363)
Net realized (gain) loss on investments	66,044	36,253
Net unrealized (gain) loss on investments	(63,478)	287,161
Net realized and unrealized (gain) loss on derivative instruments	1,012	(109,951)
Core Earnings	$32,395	$28,100
Core Earnings per average share	$0.21	$0.19
Drop Income	$9,382	$8,061
Core Earnings plus Drop Income	$41,777	$36,161
Core Earnings plus Drop Income per average share	$0.28	$0.24